Exhibit 10.1

SECOND AMENDMENT TO THE
INSPERITY, INC. INCENTIVE PLAN
(As Amended and Restated Effective May 22, 2023)

The Second Amendment (the “Amendment”) to the Insperity, Inc. Incentive Plan, as amended and restated effective May 22, 2023 (the “Plan”), hereby amends the Plan as follows:

I.

Effective as of the Effective Date (as defined below), Section 6(a) of the Plan is amended, in its entirety, to be and to read as follows:

(a)    Subject to adjustment as provided in Section 13 hereof, the maximum aggregate number of shares of Common Stock which may be issued pursuant to all Awards is 9,088,610 shares (which includes 7,468,610 shares that were previously approved by the Company’s stockholders for awards under the Plan and the Prior 2017 Plan). Such shares may be shares of original issuance or treasury shares or a combination of the foregoing. All such shares may be issued with respect to ISOs.

II.

Except as modified herein, the Plan shall remain in full force and effect.

III.

This Amendment shall not become effective unless the Company’s stockholders approve the increase in the maximum aggregate number of shares of Common Stock which may be issued pursuant to all Awards under the Plan, as set forth in Article I above, during the 2026 Annual Meeting of the Stockholders of the Company, scheduled to be held on May 18, 2026. If approved, then this Amendment shall become effective as of the date of such meeting (the “Effective Date”).